Exhibit 10.24
DEFERRAL AGREEMENT
Tommy D. Kilgore
The TVA Board of Directors has approved your participation in TVA’s Long-Term Deferred Compensation Plan (Plan) under the following terms:

Annual deferred compensation credits:	$300,000	Vesting Date(s)	Vesting Amount
Duration of deferral agreement:	4 years and 7 months
First compensation credit:	$300,000 (03/31/2005)	03/31/2005	$300,000
Second compensation credit:	$300,000(10/01/2005)	09/30/2009	Balance of account
Third compensation credit:	$300,000(10/01/2006)	09/30/2009	Balance of account
Fourth compensation credit:	$300,000 (10/01/2007)	09/30/2009	Balance of account
Fifth and final compensation credit:	$300,000 (10/01/2008)	09/30/2009	Balance of account
Total credits over deferral period:	$1,500,000
Expiration date:	09/30/2009
Please read the following provisions carefully and indicate your approval by signing at the designated place below.
As a participant in the Plan, I hereby agree to be bound by the following terms and conditions:
Annual deferred compensation credits as stated above will be made to an account in my name for a period of 4 years and 7 months, beginning on March 3, 2005, and ending on September 30, 2009, provided that I remain employed by TVA during that period. I shall be entitled to compensation credits including interest and returns on the vesting dates as stated in the above schedule provided that I am employed by TVA through the vesting period. The first credit shall be made directly to an account in TVA’s Merit Incentive Supplemental Retirement Income Plan (MISRIP). Upon expiration of this agreement, the balance of the account, including interest and return as provided below, will be paid to me in a lump sum unless I elect below to have the balance transferred to an account in TVA’s MISRIP.
I understand that I must be an employee of TVA at the time of the vesting dates stated above, or no payments or transfers under the Plan will be made by TVA, and any credits to my account will be extinguished. However, in the event that TVA terminates my employment during the term of this agreement through no act or delinquency of my own, this agreement is terminated as of the date of my termination and no further credits will be made under it. Within 30 days of my termination, my remaining account balance, including interest or return as provided below, shall be paid to me in a lump sum. If TVA terminates my employment for cause prior to any vesting date, no further payments will be made and my account balance will be extinguished. In the event of my death during the term of this agreement, my current account balance will be paid to the person identified on my beneficiary designation form or, in the absence of such designation, to my estate.
Interest will be credited to the balance reflected in my deferral account on the same basis as interest is calculated and credited under MISRIP. In the alternative, I may choose to have my balance adjusted based on the return of the funds I select under the same conditions as are contained in MISRIP. I understand that I am solely responsible for the risk associated with any return elections that I make.
The Plan may be amended or discontinued by the Board at any time. If the Board elects to discontinue the Plan, any credits to my account as of the date of termination of the Plan will be paid to me within 30 days of Plan termination. Please elect one of the following options for payment upon expiration of this agreement:
☐ Balance of account to be paid to me in a lump sum

✓ Balance of account to be transferred to TVA MISRIP account
I understand that nothing contained in this agreement shall be construed as conferring the right to continue in the employment of TVA as an executive or in any other capacity and that the payment election I have made is final (not revocable).

/s/ Tommy D. Kilgore Participant	3/29/05 Date

/s/ John E. Long, Jr. EVP, Human Resources	3/29/05 Date